TRAEGER ANNOUNCES SECOND QUARTER FISCAL 2026 RESULTS

Announces Lowe's Partnership, Maintains FY26 Adjusted EBITDA Outlook and Updates Revenue Guidance

SALT LAKE CITY, UT, August 5, 2026 (BUSINESS WIRE) -- Traeger, Inc. ("Traeger" or the "Company") (NYSE: COOK), creator and category leader of the wood pellet grill, today announced its financial results for the three months ended June 30, 2026.
Second Quarter FY26 Results
•Total revenues decreased 17.4% to $120.2 million
•Grill revenues decreased 17.0% to $61.6 million
•Net loss of $8.6 million, up 16.0% from $7.4 million in the prior year
•Adjusted EBITDA of $17.3 million, up 21.0% from $14.3 million in the prior year
•Operating cash flow of $27.1 million and free cash flow of $26.5 million
Jeremy Andrus, CEO of Traeger, commented, "As we've discussed throughout 2026, this is a transition period for Traeger as we execute Project Gravity and build a stronger, more focused company for the long term. Core elements of our thesis remain intact: consumer engagement is strong, key consumer metrics remain healthier than reported revenue trends would suggest, and our confidence in the long-term opportunity remains unchanged. While we've seen greater softness in the MEATER business and increased near-term channel impacts associated with our distribution strategy, those factors do not change our long-term outlook."
"Today, we're also announcing one of the most meaningful distribution expansions in Traeger's recent history through a new partnership with Lowe's. Combined with the encouraging early performance of Westwood and Irontop, we believe this expansion broadens access to the brand, strengthens our position in underpenetrated markets and creates a powerful platform for long-term household acquisition and growth," continued Mr. Andrus.
"Importantly, despite lowering our revenue outlook, we are maintaining our Adjusted EBITDA guidance while continuing to invest behind the initiatives that matter most. Project Gravity continues to strengthen our operating model, improve cash generation and create greater flexibility to invest in growth. As we enter 2027, we expect to benefit from a larger installed base, broader distribution footprint, a more complete product architecture and a simpler operating model, reinforcing our confidence in Traeger's ability to return to profitable growth," concluded Mr. Andrus.

Operating Results for the Second Quarter
Total revenue decreased by 17.4% to $120.2 million, compared to $145.5 million in the second quarter last year.
•Grills decreased 17.0% to $61.6 million as compared to the second quarter last year. The decrease was primarily driven by lower average selling prices, reflecting a shift in product mix towards more accessible price points, as well as pricing and channel actions under Project Gravity. These factors were partially offset by higher unit volumes associated with new product launches.
•Consumables decreased 9.9% to $32.8 million as compared to the second quarter last year. The decrease was driven by lower wood pellet sales, reflecting seasonal ordering timing, and a decrease in food consumables sales reflecting prior year channel expansion.
•Accessories decreased 26.2% to $25.8 million as compared to the second quarter last year. This decrease was driven primarily by lower sales of MEATER smart thermometers.
Gross profit decreased to $47.4 million, compared to $57.0 million in the second quarter last year. Gross profit margin was 39.5% in the second quarter, compared to 39.2% in the same period last year. The increase in gross margin was primarily driven by the benefit from the IEEPA tariff refund, timing of trade spend, and higher mix of direct import sales, partially offset by product mix.
Sales and marketing expenses were $17.1 million, compared to $24.8 million in the second quarter last year. The decrease in sales and marketing expense was driven by lower employee-related costs and reduced demand creation spend, reflecting cost reduction actions associated with Project Gravity.
General and administrative expenses were $21.8 million, compared to $26.0 million in the second quarter last year. The decrease in general and administrative expense was driven by lower employee-related costs, reflecting cost reduction actions associated with Project Gravity.
Restructuring and other costs were $1.5 million, compared to $3.5 million in the second quarter last year. The decrease was primarily driven by lower severance and other personnel costs, as well as reduced consulting fees.
Net loss was $8.6 million in the second quarter, or $3.12 per diluted share, as compared to a net loss of $7.4 million in the second quarter of last year, or $2.77 per diluted share.1
Adjusted net income was $1.4 million, or $0.53 per diluted share as compared to adjusted net loss of $1.9 million, or $0.73 per diluted share in the second quarter last year.2
Adjusted EBITDA was $17.3 million in the second quarter as compared to $14.3 million in the same period last year despite lower revenue, reflecting the benefit of Project Gravity actions, disciplined expense management and continued focus on profitability.2
1 This press release reflects the impact of the 1-for-50 reverse stock split of the Company's common stock, par value $0.0001 per share, effective on March 17, 2026. All share and per share amounts have been retroactively adjusted to reflect the reverse stock split for all periods presented. See our Form 10-Q for the quarter ended June 30, 2026 for additional information. Additionally, all potentially dilutive securities were antidilutive for the periods presented and were therefore excluded from the computation of diluted net loss per share as of June 30, 2026 and 2025.
2 Reconciliations of GAAP to non-GAAP financial measures, as well as definitions for the non-GAAP financial measures included in this press release and the reasons for their use, are presented below.

Balance Sheet
Cash and cash equivalents at the end of the second quarter totaled $59.7 million, compared to $19.6 million at December 31, 2025.
Inventory at the end of the second quarter was $76.3 million, compared to $98.8 million at December 31, 2025.

These improvements reflect continued execution under Project Gravity and support our focus on balance sheet health and liquidity.

Guidance For Full Year Fiscal 2026
This updated outlook reflects the continued execution of Project Gravity, including approximately $50 million of value capture in fiscal 2026. The reduction in revenue guidance is primarily due to additional softness in the MEATER business and anticipated near-term channel offsets associated with the Company's distribution expansion strategy, revising our previously issued revenue guidance range of $465 million to $485 million. Adjusted EBITDA guidance is unchanged despite lower revenue expectations, and gross margin guidance has been increased to reflect favorable tariff assumptions relative to prior expectations, revising our previously issued gross margin guidance range of 39.5% to 40.5%. Free Cash Flow guidance reflects continued progress on working capital efficiency and inventory reduction initiatives.
•Total revenue is expected to be between $435 million and $465 million
•Gross Margin is expected to be between 40.0% and 41.0%
•Adjusted EBITDA is expected to be between $57 million and $67 million
•Free Cash Flow is expected to be at least $30 million
A reconciliation of Adjusted EBITDA and Free Cash Flow guidance to Net Loss and Net cash provided by (used in) operating activities on a forward-looking basis cannot be provided without unreasonable efforts, as the Company is unable to provide reconciling information with respect to, in the case of Adjusted EBITDA, adjustments for benefit for income taxes, interest expense, depreciation and amortization, other (income) expense, stock-based compensation, non-routine legal expenses, restructuring and other costs and employee retention tax credits, and, in the case of Free Cash Flow, adjustments for purchases of property, plant, and equipment.
Conference Call Details
A conference call to discuss the Company's second quarter results is scheduled for Wednesday, August 5, 2026, at 4:30 p.m. ET. To participate, please dial (833) 461-5787 or +1 (585) 542-9983 for international callers, conference ID 167441052. The conference call will also be webcast live at https://investors.traeger.com. A replay of the webcast will also be available approximately two hours after the conclusion of the call on the Company's website at https://investors.traeger.com. A supplemental presentation has also been posted to the Company's website at https://investors.traeger.com.
About Traeger
Traeger Grills, headquartered in Salt Lake City, is the creator and category leader of the wood pellet grill, an outdoor cooking system that ignites all-natural hardwoods to grill, smoke, bake, roast, braise, and barbecue. In 2023, Traeger entered the griddle category, further establishing its leadership position in the outdoor cooking space. Traeger grills are versatile and easy to use, empowering cooks of all skill sets to create delicious meals with flavor that cannot be replicated. Grills are at the core of our platform and are complemented by Traeger wood pellets, rubs, sauces, accessories, and MEATER smart thermometers.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding our anticipated full year fiscal 2026 results, our Project Gravity initiative, our strategy, our upcoming product launches, consumer demand for our products, our new retail distribution partnership with Lowe’s and the anticipated timing and benefits thereof, the expected timing of revenue and Adjusted EBITDA generation during fiscal 2026, and our financial position. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, our realization of the anticipated benefits from Project Gravity and the impact that Project Gravity may have on our business; our history of operating losses; our ability to manage our business through periods of strategic realignment; our ability to expand into additional markets; our ability to maintain and strengthen our brand to generate and maintain ongoing demand for our products; our ability to cost-

effectively attract new customers and retain our existing customers; our failure to maintain product quality and product performance at an acceptable cost; U.S. trade policies, tariffs, antidumping and countervailing duty proceedings on our business; the impact of product liability and warranty claims and product recalls; the highly competitive market in which we operate; the use of social media and community ambassadors affecting our reputation or subjecting us to fines or other penalties; issues in relation to sustainability and corporate responsibility matters; any decline in demand from certain retailers; risks associated with our significant international operations; our reliance on a limited number of third-party manufacturers; and the other factors discussed under the caption "Risk Factors" in our periodic and current reports filed with the Securities and Exchange Commission from time to time, including our Annual Report on Form 10-K for the year ended December 31, 2025. Any such forward-looking statements represent management's estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.
CONTACT:
Investors:
Stephanie Read
Traeger, Inc.
investor@traeger.com
Media:
The Brand Amp
Traeger@thebrandamp.com

TRAEGER, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	June 30, 2026	December 31, 2025
	(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$59,687	$19,624
Accounts receivable, net	74,363	82,122
Inventories	76,259	98,831
Prepaid expenses and other current assets	11,334	14,272
Total current assets	221,643	214,849
Property, plant, and equipment, net	29,124	33,703
Operating lease right-of-use assets	35,766	38,201
Intangible assets, net	366,205	387,050
Other non-current assets	2,002	2,173
Total assets	$654,740	$675,976
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$10,872	$14,135
Accrued expenses	50,322	62,668
Current portion of notes payable	250	250
Current portion of operating lease liabilities	1,757	2,650
Other current liabilities	371	382
Total current liabilities	63,572	80,085
Notes payable, net of current portion	400,162	399,590
Operating leases liabilities, net of current portion	22,177	23,040
Deferred tax liability	—	1,861
Other non-current liabilities	1,540	552
Total liabilities	487,451	505,128
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value; 25,000,000 shares authorized and no shares issued or outstanding as of June 30, 2026 and December 31, 2025	—	—
Common stock, $0.0001 par value; 1,000,000,000 shares authorized
Issued and outstanding shares - 2,798,124 and 2,741,312 as of June 30, 2026 and December 31, 2025	—	—
Additional paid-in capital	977,114	974,386
Accumulated deficit	(809,701)	(804,066)
Accumulated other comprehensive income (loss)	(124)	528
Total stockholders’ equity	167,289	170,848
Total liabilities and stockholders’ equity	$654,740	$675,976

TRAEGER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenue	$120,163	$145,483	$214,229	$288,766
Cost of revenue	72,745	88,483	123,796	172,307
Gross profit	47,418	57,000	90,433	116,459
Operating expenses:
Sales and marketing	17,067	24,779	29,699	46,989
General and administrative	21,791	26,032	41,204	51,051
Amortization of intangible assets	8,812	8,816	17,625	17,634
Restructuring and other costs	1,453	3,468	4,633	3,468
Total operating expense	49,123	63,095	93,161	119,142
Loss from operations	(1,705)	(6,095)	(2,728)	(2,683)
Other income (expense):
Interest expense	(8,273)	(8,091)	(15,883)	(15,984)
Other income, net	506	6,411	11,791	8,514
Total other expense	(7,767)	(1,680)	(4,092)	(7,470)
Loss before benefit for income taxes	(9,472)	(7,775)	(6,820)	(10,153)
Benefit for income taxes	(909)	(391)	(1,185)	(1,991)
Net loss	$(8,563)	$(7,384)	$(5,635)	$(8,162)
Net loss per share, basic and diluted	$(3.12)	$(2.77)	$(2.06)	$(3.11)
Weighted average common shares outstanding, basic and diluted	2,748,334	2,665,790	2,731,664	2,626,237
Other comprehensive income (loss):
Foreign currency translation adjustments	$(95)	$121	$(102)	$(151)
Amortization of dedesignated cash flow hedge	—	(938)	(550)	(1,944)
Total other comprehensive loss	(95)	(817)	(652)	(2,095)
Comprehensive loss	$(8,658)	$(8,201)	$(6,287)	$(10,257)

TRAEGER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

	Six Months Ended June 30,
	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(5,635)	$(8,162)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation of property, plant and equipment	5,325	6,556
Amortization of intangible assets	21,048	20,996
Amortization of deferred financing costs	1,125	954
Loss (gain) on disposal of property, plant and equipment	105	(23)
Stock-based compensation expense	5,283	9,145
Unrealized loss on derivative contracts	1,090	1,432
Amortization of dedesignated cash flow hedge	(550)	(1,944)
Other non-cash adjustments	(1,178)	787
Change in operating assets and liabilities:
Accounts receivable	7,666	9,182
Inventories	22,571	(8,428)
Prepaid expenses and other current assets	1,848	14,477
Other non-current assets	553	84
Accounts payable and accrued expenses	(14,249)	(47,601)
Net cash provided by (used in) operating activities	45,002	(2,545)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant, and equipment	(4,022)	(4,451)
Capitalization of patent costs	(203)	(246)
Proceeds from sale of property, plant, and equipment	120	47
Net cash used in investing activities	(4,105)	(4,650)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from line of credit	—	43,000
Repayments of line of credit	—	(39,000)
Repayments of long-term debt	(125)	(125)
Principal payments of finance lease obligations	(204)	(287)
Taxes paid related to net share settlement of equity awards	(505)	(1,073)
Net cash provided by (used in) financing activities	(834)	2,515
Net increase (decrease) in cash and cash equivalents	40,063	(4,680)
Cash and cash equivalents at beginning of period	19,624	14,981
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$59,687	$10,301

TRAEGER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

(Continued)	Six Months Ended June 30,
	2026	2025
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for interest	$15,327	$16,996
Income taxes paid (received), net of refunds	$(73)	$1,380
NON-CASH FINANCING AND INVESTING ACTIVITIES
Equipment purchased under finance leases	$356	$369
Property, plant, and equipment included in accounts payable and accrued expenses	$64	$11

TRAEGER, INC.
RECONCILIATIONS OF AND OTHER INFORMATION REGARDING NON-GAAP FINANCIAL MEASURES
(unaudited)
In addition to our results and measures of performance determined in accordance with U.S. GAAP, we believe that certain non-GAAP financial measures are useful in evaluating and comparing our financial and operational performance over multiple periods, identifying trends affecting our business, formulating business plans and making strategic decisions.
Each of Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted Net Income (Loss) per share, Adjusted EBITDA Margin, Adjusted Net Income (Loss) Margin, and Adjusted Gross Margin are key performance measures that our management uses to assess our financial performance and is also used for internal planning and forecasting purposes. We believe that these non-GAAP financial measures are useful to investors and other interested parties in analyzing our financial performance because they provide a comparable overview of our operations across historical periods. In addition, we believe that providing each of Adjusted EBITDA and Adjusted Net Income (Loss), together with a reconciliation of Net Loss to each such measure, and providing Adjusted Net Income (Loss) per share, together with a reconciliation of Net Loss per share to such measure, and Adjusted EBITDA Margin, Adjusted Net Income (Loss) Margin, and Adjusted Gross Margin, together with a reconciliation of Net Loss Margin and Gross Margin to such measures, helps investors make comparisons between our company and other companies that may have different capital structures, different tax rates, and/or different forms of employee compensation. We also believe that providing Free Cash Flow, together with a reconciliation of Net cash provided by (used in) operating activities to such measure, helps investors assess our liquidity and our ability to generate cash from operations. For example, due to finite-lived intangible assets included on our balance sheet following our corporate reorganization in 2017, we have significant non-cash amortization expense attributable to the nature of our capital structure.
Each of Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted Net Income (Loss) per share, Adjusted EBITDA Margin, Adjusted Net Income (Loss) Margin, and Adjusted Gross Margin are used by our management team as an additional measure of our performance for purposes of business decision-making, including managing expenditures, and evaluating potential acquisitions. Period-to-period comparisons of Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted Net Income (Loss) per share, Adjusted EBITDA Margin, Adjusted Net Income (Loss) Margin, and Adjusted Gross Margin help our management identify additional trends in our financial results that may not be shown solely by period-to-period comparisons of Net Loss or Loss from Continuing Operations or Net Loss per share. Period-to-period comparisons of Free Cash Flow help our management identify additional trends in our liquidity that may not be shown solely by period-to-period comparisons of Net cash provided by (used in) operating activities. In addition, we may use Adjusted EBITDA in the incentive compensation programs applicable to some of our employees. Each of Adjusted EBITDA, Adjusted Net Income (Loss), and Adjusted Net Income (Loss) per share has inherent limitations because of the excluded items, and may not be directly comparable to similarly titled metrics used by other companies.

The following table presents a reconciliation of Gross Margin, the most directly comparable financial measure calculated in accordance with U.S. GAAP, to Adjusted Gross Margin on a consolidated basis.

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Gross margin	39.5%	39.2%	42.2%	40.3%
Less: Impact of IEEPA tariff refund benefit recorded in current period attributable to prior year cost of revenue (1)	—%	—%	(4.2)%	—%
Adjusted gross margin	39.5%	39.2%	38.0%	40.3%
(1)During the second quarter of 2026, the Company revised its non-GAAP adjustment for the IEEPA tariff refunds to exclude the portion attributable to the current year cost of revenue. As a result, adjusted gross margin for the three months ended March 31, 2026 has been revised from 32.6% to 36.2%. This change does not affect any previously reported GAAP measure for that period.
The following table presents a reconciliation of Net cash provided by (used in) operating activities, the most directly comparable financial measure calculated in accordance with U.S. GAAP, to Free Cash Flow on a consolidated basis. A reconciliation of Free Cash Flow guidance to Net cash provided by (used in) operating activities on a forward-looking basis cannot be provided without unreasonable efforts, as the Company is unable to provide reconciling information with respect to the impact for the purchases of property, plant and equipment, which is an adjustment to Free Cash Flow.

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net cash provided by (used in) operating activities	$27,106	$18,292	$45,002	$(2,545)
Less: Purchase of property, plant, and equipment	(630)	(2,625)	(4,022)	(4,451)
Free cash flow	$26,476	$15,667	$40,980	$(6,996)

The following table presents a reconciliation of Net Loss, Net Loss Margin and Net Loss per share, the most directly comparable financial measures calculated in accordance with U.S. GAAP, to Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income (Loss), Adjusted Net Income (Loss) Margin and Adjusted Net Income (Loss) per share, respectively, on a consolidated basis.

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025

	(dollars in thousands, except share and per share amounts)
Net loss	$(8,563)	$(7,384)	$(5,635)	$(8,162)
Adjustments:
Other (income) expense (1)	281	(2,685)	293	(6,102)
Stock-based compensation	3,527	3,969	5,283	9,145
Non-routine legal expenses (2)	—	10	3	18
Amortization of acquisition intangibles (3)	8,111	8,111	16,222	16,222
Restructuring and other costs (4)	1,453	3,468	4,633	3,468
Employee retention tax credit (5)	—	(5,067)	(11,603)	(5,067)
Tax impact of adjusting items (6)	(3,362)	(2,358)	(3,703)	(4,892)
Adjusted net income (loss)	$1,447	$(1,936)	$5,493	$4,630

Net loss	$(8,563)	$(7,384)	$(5,635)	$(8,162)
Adjustments:
Benefit for income taxes	(909)	(391)	(1,185)	(1,991)
Interest expense	8,273	8,091	15,883	15,984
Depreciation and amortization	13,192	13,308	26,373	27,550
Other (income) expense (7)	281	(1,747)	843	(4,158)
Stock-based compensation	3,527	3,969	5,283	9,145
Non-routine legal expenses (2)	—	10	3	18
Restructuring and other costs (4)	1,453	3,468	4,633	3,468
Employee retention tax credit (5)	—	(5,067)	(11,603)	(5,067)
Adjusted EBITDA	$17,254	$14,257	$34,595	$36,787

Revenue	$120,163	$145,483	$214,229	$288,766
Net loss margin	(7.1)%	(5.1)%	(2.6)%	(2.8)%
Adjusted net income (loss) margin	1.2%	(1.3)%	2.6%	1.6%
Adjusted EBITDA margin	14.4%	9.8%	16.1%	12.7%

Net loss per diluted share	$(3.12)	$(2.77)	$(2.06)	$(3.11)
Adjusted net income (loss) per diluted share	$0.53	$(0.73)	$2.01	$1.76
Weighted average common shares outstanding - diluted	2,748,334	2,665,790	2,731,664	2,626,237
(1)Represents and unrealized (gains) losses from foreign currency transactions and derivatives, realized and unrealized (gains) losses on the interest rate swap, including amortization of dedesignated cash flow hedge, and (gains) losses on the disposal of property, plant, and equipment.
(2)Represents external legal expenses incurred in connection with the defense of a class action lawsuit and intellectual property litigation.
(3)Represents the amortization expense associated with intangible assets recorded in connection with the 2017 acquisition of Traeger Pellet Grills Holdings LLC.
(4)Represents costs incurred in connection with Project Gravity primarily related to consulting fees, severance and other personnel costs, and other restructuring related costs.
(5)Represents the total benefit recorded associated with the refund from the Internal Revenue Service in connection with the Employee Retention Tax Credit.
(6)Represents the tax effect of non-GAAP adjustments calculated at an estimated blended statutory tax rate of 25.1% for the three and six months ended June 30, 2026, and 25.7% for the three and six months ended June 30, 2025.
(7)Represents unrealized (gains) losses from foreign currency transactions and derivatives, realized and unrealized (gains) losses on the interest rate swap, and (gains) losses on the disposal of property, plant, and equipment.